As filed with the Securities and Exchange Commission on July 31, 2001.

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

                            ELINEAR, INC.
(Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation or organization)	76-0478045 (I.R.S. Employer Identification No.)

10055 Westmoor Drive
Suite 230
Westminster, CO 80021
                                                   (303) 534-1408
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ELINEAR, INC. 2000 STOCK OPTION PLAN AND
CERTAIN NON-PLAN STOCK OPTION AGREEMENTS(1)
(Full Title of Plan)

Jon Ludwig
President and Chief Executive Officer
10055 Westmoor Drive, Suite 230
Westminster, CO 80021
                                    (303)534-1408
(Name, Address and Telephone number of Agent for Service)

Copies to:

Clifford L. Neuman P.C.
Neuman & Drennen, LLC
Temple-Bowron House
1507 Pine Street
Boulder, CO 80302
(303) 449-2100 (Telephone)
(303) 449-1045 (Facsimile)
CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate Offering price	Amount of Registration fee
Common Stock $.02 Par Value	1,648,333 shares(1)	$4.98(2)	$8,201,808 (2)	$2,050.45

____________________

(1) The total number of shares of Common Stock, $.02 par value (the "Common Stock") currently reserved for issuance under the eLinear, Inc. 2000 Stock Option Plan (the "Plan") is 1,000,000, all of which shares are being registered under the Securities Act of 1933 pursuant to this Registration Statement. In addition to the shares issuable pursuant to the Plan, this Registration Statement registers shares subject to issuance pursuant to certain non-plan stock option agreements between the Company and certain of its officers and directors as follows:
Name	Number of Shares Underlying Option	Date of Grant
Jon Ludwig	100,000	December 29, 2000
William Ivins	140,000	December 29, 2000
John Miniat	140,000	December 29, 2000
J. Leonard Ivins	150,000	December 29, 2000
William J. Daughton	12,500	December 29, 2000
David C. Hardwicke	12,500	December 29, 2000
Jay Vickers	93,333	March 31, 2000

The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(h)(1), the fee is calculated in part on the basis of the average of the prices at which previously granted options may be exercised (90,000 shares at $1.20 per share, 562,500 shares at $2.18 per share, 250 shares at $5.624 per share, 1,250 shares at $23.124 per share, 12,500 shares at $2.15 per share, 680,000 shares at $2.90 per share, and 108,333 shares at $39.375 per share) and in part based on the average of the high and low bid prices of the Company's shares on July 26, 2001 for the remaining shares available under the 2000 Stock Option Plan (193,500 shares). The price per share represents the number determined by dividing the aggregate exercise amount by the number of shares to be acquired upon exercise.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information.

              The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424. eLinear, Inc. (the "Company") will maintain a file of such documents in accordance with the provisions of Rule 428. Upon written or oral request to eLinear, Inc., 10055 Westmoor Drive, Suite 230, Westminster, Colorado 80021 (telephone number (303)534-1408) Attention Chief Financial Officer, the Company shall furnish, without charge, to employees, the Commission or its staff a copy or copies of all of the documents included in such file.

Item 1(b). Securities to be Offered

              On May 14, 2001, the Company undertook a 1-for-20 reverse stock split of all of its authorized, issued and outstanding shares of capital stock. All outstanding options of the Company, as well as all shares reserved for issuance under the Company's 2000 Stock Option Plan, have been appropriately adjusted to give effect to the reverse stock split. Accordingly, all information provided herein relating to the number of shares and the exercise price of outstanding options is provided on a post-reverse stock split basis so as to give effect to the reverse stock split.

              The total number of shares of Common Stock, $.02 par value (the "Common Stock") currently reserved for issuance under the eLinear, Inc. 2000 Stock Option Plan (the "Plan") is 1,000,000, all of which shares the Company hereby registers pursuant to this Registration Statement. In addition to the shares issuable pursuant to the Plan, this Registration Statement registers shares subject to issuance pursuant to certain non-plan stock option agreements between the Company and certain of its current and former officers and directors as follows:
Name	Number of Shares Underlying Option	Date of Grant
Jon Ludwig	100,000	December 29, 2000
William Ivins	140,000	December 29, 2000
John Miniat	140,000	December 29, 2000
J. Leonard Ivins	150,000	December 29, 2000
William J. Daughton	12,500	December 29, 2000
David C. Hardwicke	12,500	December 29, 2000
Jay Vickers	93,333	March 31, 2000

The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

Item 2. Registration Information and Employee Plan Annual Information.

              The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

              There are hereby incorporated by reference in this Prospectus the following documents, all of which were previously filed by the Company with the Commission:
1.	The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, and the amendment thereto filed on April 30, 2001 on Form 10-KSB/A.
2.	The Company's Definitive Proxy Statements relating to the Annual Meetings of Shareholders held on July 27, 2000 and on June 29, 2001.
3.	The Company's quarterly Report on Form 10-QSB for the quarter ended March 31, 2001.
4.	The Company's Form 8-K filed on April 3, 2001 and the Company's Form 8-K filed on April 13, 2001.
5.	The description of securities to be registered contained in the Registration Statement filed with the Commission on the Company's Form 8-A under the Exchange Act.

             All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

              Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in documents incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document that is subsequently incorporated by reference herein modifies such statement. Any statement so modified or superseded shall not be deemed, except as to be modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

       Not applicable.

Item 5. Interests of Named Experts and Counsel.

       Not applicable.

Item 6. Indemnification of Directors and Officers.

       The Certificate of Incorporation of the Company, as permitted in Section 102 of the General Corporation Law of the State of Delaware (the "GCL"), eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase in violation of Delaware law, or (iv) any transaction from which the director derived any improper personal benefit.

      Under the Certificate of Incorporation of the Company, each director and officer of the Company is entitled to indemnification to the fullest extent permitted by the GCL, as the same exists or may hereafter be amended, against all expenses, liability and loss incurred in connection with any action, suit or proceeding in which he or she may be involved by reason of the fact that he or she is or was a director or officer of the Company. Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding (other than a derivative action) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the corporation as an agent of another entity, if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. In regard to a derivative action, indemnification may not be made in respect of any matter as to which an officer or director is adjudged to be liable unless the Delaware Court of Chancery, or the court in which such action was brought, shall determine such person is fairly and reasonably entitled to indemnity.

Item 7. Exemption from Registration Claimed.

       Not applicable.

Item 8. Exhibits.

Exhibit
Number        Exhibit Description
4.1	eLinear, Inc. 2000 Stock Option Plan-incorporated herein by reference from the Company's Proxy Statement (Schedule 14A) filed with the Commission on June 30, 2000.
4.2	Amendment No. 1 to eLinear, Inc. 2000 Stock Option Plan
5.1	Opinion of Neuman & Drennen, LLC, as to the legality of the securities being registered.
23.1	Consent of Neuman & Drennen, LLC to the use of their opinion as an Exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.1.
23.2	Consent of Aidman, Piser & Company, P. A.
23.3	Consent of Gerald R. Hendricks & Company, P.C.
24.1	Powers of Attorney (included with the signature page to this Registration Statement).
99.1	Form of Employee Option Agreement.

Item 9. Undertakings.
(a)	The Company hereby undertakes:
(1)

To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement that includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 31st day of July, 2001.

eLinear, Inc. By: /s/ Jon Ludwig Jon Ludwig, Chief Executive Officer and President By: /s/ Bill Ivins Bill Ivins, Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

       Each of the undersigned officers and directors of eLinear, Inc., hereby constitutes and appoints Jon Ludwig, Chief Executive Officer, President Chief Technical Officer and Chairman of the Board of Directors of the Company, and William Ivins, Executive Vice President, Treasurer and Assistant Secretary of the Company, or either of them individually, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed by the following persons (or by their duly authorized attorney-in-fact) in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon Ludwig Jon Ludwig	Chief Executive Officer, President, and Chairman of the Board of Directors	July 31, 2001
/s/ William Ivins Bill Ivins	Senior Executive Vice President, Treasurer, Chief Operating Officer, Secretary And Director	July 31, 2001
/s/ J. Leonard Ivins J. Leonard Ivins	Director	July 31, 2001
/s/ William Daughton William Daughton	Director	July 31, 2001